UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 18, 2014

Acorda Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Saw Mill River Road, Ardsley, NY	10502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 18, 2014, Acorda Therapeutics, Inc. (the “Company”) issued a press release announcing the pricing of a public offering of $300 million principal amount of convertible senior notes due 2021 (the “Notes”). The Notes will bear interest at an annual rate of 1.75% and will mature on June 15, 2021, unless earlier converted, purchased or redeemed. The Company granted the underwriter an option to purchase up to an additional $45 million principal amount of Notes to cover over-allotments, if any. The Company intends to use the net proceeds from this offering for general corporate purposes, including to fund possible acquisitions of, or investments in, complementary businesses, products and technologies.

The Notes will be convertible prior to December 15, 2020 only under certain circumstances and during certain periods, and will be convertible thereafter regardless of those circumstances. The conversion rate will initially be 23.4968 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $42.56 per share of the Company’s common stock), subject to adjustment in certain circumstances. Upon conversion, the Notes may be settled, at the Company’s election, in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock.

J.P. Morgan Securities LLC is acting as the sole book-running manager for the Notes offering.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

June 18, 2014	By:	/s/ Michael Rogers
	Name:	Michael Rogers
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 18, 2014